UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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SUN BIOPHARMA, INC.
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SUN BIOPHARMA, INC.
712 Vista Boulevard #305
Waconia, Minnesota 55387

NOTICE OF CONSENT SOLICITATION

To the Stockholders of Sun BioPharma, Inc.:

Notice is hereby given to stockholders of Sun BioPharma, Inc., a Delaware corporation (the “Company”), that we are seeking the written consents of stockholders holding a majority of our issued and outstanding shares of common stock, par value $0.001 per share, as of August 9, 2017 (the “Record Date”), acting in lieu of a meeting, to authorize and approve the following proposal (the “Proposal”):

To amend the Certificate of Incorporation of Sun BioPharma, Inc., as amended from time to time, to effect a reverse stock split of the company’s common stock at a ratio of one-for-ten (1:10) and reduce the shares authorized for issuance by 50%, with such reverse stock split and reduction in authorized shares to be effective at such date and time, if at all, as determined by the board of directors of the company in its sole discretion.

On July 17, 2017, the Board of Directors approved the reverse stock split, reduction in authorized shares and the corresponding amendment to our Certificate of Incorporation referenced in the Proposal and determined to solicit the required votes of the stockholders of the Company entitled to vote thereon. Only stockholders of record at the close of business on the Record Date are entitled to consent to the Proposal.

This Notice of Consent Solicitation is being issued by the Company and is intended to be dispatched on or about August 24, 2017 to all of the holders of common stock as of the Record Date. We are not holding a meeting of stockholders in connection with the Proposal. The Consent Solicitation Statement on the following pages further describes the matter presented to stockholders for consent.

The Board requests that you sign, date and return the Consent included as Appendix A to the Consent Solicitation Statement in the enclosed envelope (or by facsimile or via the internet) as soon as possible.

By Order of the Board of Directors,

/s/ Scott Kellen

Scott Kellen Chief Financial Officer and Secretary

Minneapolis, Minnesota
August 22, 2017

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF CONSENT SOLICITATION MATERIALS

The Notice of Consent Solicitation, Consent Solicitation Statement, and form of Consent are available in the investors section on the Company's website at http://www.sunbiopharma.com/wp-content/uploads/2017/08/Sun-BioPharma-Notice-of-Consent-Solicitation.pdf.

SUN BIOPHARMA, INC.
712 Vista Boulevard #305
Waconia, Minnesota 55387

CONSENT SOLICITATION STATEMENT

The Board of Directors (the “Board”) of Sun BioPharma, Inc. (our “Company”) is requesting the approval, by written consent in lieu of a meeting (each, a “Consent”), of the following proposal (the “Proposal”):

To amend the Certificate of Incorporation of Sun BioPharma, Inc., as amended from time to time, to effect a reverse stock split of the company’s common stock at a ratio of one-for-ten (1:10) and reduce the shares authorized for issuance by 50%, with such reverse stock split and reduction in authorized shares to be effective at such date and time, if at all, as determined by the board of directors of the company in its sole discretion.

On July 17, 2017, the Board of Directors approved the reverse stock split, reduction in authorized shares and corresponding amendment to our Certificate of Incorporation (collectively, the “Amendment”) referenced in the Proposal and determined to solicit the required votes of the stockholders of the Company entitled to vote thereon. Only stockholders of record at the close of business on August 9, 2017 (the “Record Date”) are entitled to consent to the Proposal.

The primary purpose of the reverse stock split is to enable us to meet the required minimum bid price standard required to list our common stock on a national securities exchange, such as The NASDAQ Capital Market or NYSE MKT. Our common stock is currently traded on the over-the-counter markets through the OTCQB marketplace. Historically, the over-the-counter markets have been relatively thinly traded and lack the liquidity that could be provided by a national securities exchange.

This solicitation is being made primarily by mail. However, we also may use our officers, directors and employees (without providing them with additional compensation) to solicit proxies from stockholders in person or by telephone, email, facsimile or letter. Distribution of this consent solicitation statement and the Consents is scheduled to begin on or about August 24, 2017.

We are not holding a meeting of stockholders in connection with the Proposal described herein. This Consent Solicitation Statement describes the matter that is presented to stockholders for approval. Approval of the Proposal requires receipt of affirmative Consents from the holders of a majority of our shares of common stock outstanding as the Record Date (the “Majority Stockholders”). There are no rights of appraisal or similar rights of dissenters with respect to the Proposal.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we are providing access to our consent solicitation materials, consisting of the Notice of Consent Solicitation, this Consent Solicitation Statement, and the Consent both by sending you this full set of materials and by notifying you of the availability of the materials on the Internet. You may access the consent solicitation materials in the investors section on the Company's website at http://www.sunbiopharma.com/wp-content/uploads/2017/08/Sun-BioPharma-Notice-of-Consent-Solicitation.pdf.

To be counted toward approval of the Proposal, your Consent must be received within 60 days from the date of the earliest dated and delivered Consent(s). Under the Delaware General Corporation Law (“DGCL”), the failure to timely deliver a Consent will have the same effect as a vote against the Proposal.

The Board requests that you sign, date and return the Consent included as Appendix A to this Consent Solicitation Statement in the enclosed envelope (or submit your consent by facsimile or via the internet) as soon as possible. A form of the Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”) to be filed with the Delaware Secretary of State to implement the reverse stock split and reduction in authorized shares is included as Appendix B.

You may revoke your written Consent at any time prior to the time that we have received a sufficient number of Consents to approve the Proposal. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the Consent previously given is no longer effective. Any such revocation should be sent to us at Sun BioPharma, Inc., c/o VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Our Board of Directors believes that certain large holders of our common stock, our executive officers and our directors hold enough shares that they may provide sufficient Consents to approve the Proposal, although there has been no formal agreement with respect thereto. As of the Record Date, 8,844,896 shares (approximately 24.1%) of our outstanding shares of common stock are believed to be controlled and beneficially owned by our officers and directors, and 11,095,406 shares (approximately 30.2%) of our outstanding shares of common stock are believed to be controlled and beneficially owned by holders of 5% or more of our outstanding common stock.

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION

The following questions and answers are intended to respond to questions frequently asked by the holders of our common stock concerning the actions approved by our Board of Directors. These questions do not, and are not intended to, address all the questions that may be important to you. You should carefully read the entire Consent Solicitation Statement, as well as its appendices and the documents incorporated by reference herein.

Q:	Why did I receive this Consent Solicitation Statement?

A:

The Board of Directors is soliciting your Consent to the Proposal because you owned shares of our common stock at the close of business on August 9, 2017, the record date for the consent solicitation, and, therefore, are entitled to notice of the consent solicitation and may Consent to the Proposal.

Q:	Who is entitled to consent to the Proposal?

A:	All holders of our common stock as of the Record Date. As of August 9, 2017, there were 36,704,639 shares of our common stock issued and outstanding.

Q:	What am I being asked to consent to?

A:	You are being asked to consent to the following Proposal:

To amend the Certificate of Incorporation of Sun BioPharma, Inc., as amended from time to time, to effect a reverse stock split of the company’s common stock at a ratio of one-for-ten (1:10) and reduce the shares authorized for issuance by 50%, with such reverse stock split and reduction in authorized shares to be effective at such date and time, if at all, as determined by the board of directors of the company in its sole discretion.

The receipt of sufficient Consents to approve the Proposal will authorize our Board of Directors, in its sole discretion, to file a Certificate of Amendment with the Secretary of the State of Delaware, which would effectuate the reverse stock split and authorized share reduction.

Q:	What is the Board’s recommendation?

A:	The Board recommends that all stockholders provide their Consent in support of the Proposal.

Q:	What is the purpose of the reverse stock split?

A:

The primary purpose of the reverse stock split is to enable us to meet the required minimum bid price standard required to list our common stock on a national securities exchange, such as The NASDAQ Capital Market or NYSE MKT. Our common stock is currently traded on the over-the-counter markets through the OTCQB marketplace. Historically, the over-the-counter markets have been relatively thinly traded and lack the liquidity that could be provided by a national securities exchange.

In order to list our common stock on a national securities exchange, among other requirements, our common stock must maintain a minimum closing bid price of $4.00. As of August 2, 2017, the last executed trade price of our common stock, as reported on the OTCQB marketplace, was $1.15 per share. During the fiscal year ended December 31, 2016, the bid price of our common stock on the over-the-counter markets ranged between $6.01 and $0.56. We believe that completing the reverse stock split will result in an increase in our per share price that may enable us to apply to “uplist” our shares to a national securities exchange, provided that all of the other minimum requirements for listing on such exchange are satisfied. There can be no assurance that the market price for our common stock will increase in the same proportion as the reverse stock split or, if increased, that such price will be maintained or that it will be sufficient to permit us to apply to “uplist” our shares on a national securities exchange. We have not applied to list our common stock on any national securities exchange, and, even if we satisfy the listing requirements of an exchange, we may not apply to have our common stock listed on any exchange. Even if we do satisfy the requirements and apply for listing, there is no guarantee that our application will be approved. If our common stock is eventually listed on a national securities exchange, we may not be able to satisfy the requirements for continued listing.

Application for or approval of our common stock for listing on a national securities exchange is NOT a condition or requirement for effecting the reverse stock split. Even if the requisite number of stockholder Consents are received to approve the Proposal, our Board will have complete discretion as to whether or not to consummate the reverse stock split.

The proposed Certificate of Amendment to effectuate the reverse stock split is discussed in detail below under the heading “Proposal.” The full text of the proposed Certificate of Amendment is included as Appendix B to this Consent Solicitation Statement.

Q:	What is the purpose of the reduction in authorized shares?

A:

In light of the reverse stock split, our Board believes that the number of shares of our capital stock that is currently authorized would provide significantly more available shares than would be necessary for our reasonably foreseeable needs. Further, because the amount of a Delaware corporation’s franchise tax fees is based on the number of authorized shares of its capital stock, a smaller number of authorized shares will result in an immediate decrease in the Company’s Delaware franchise tax obligations. Accordingly, our Board has approved and recommends that stockholders consent to a reduction in authorized capital stock by 50% to 100 million shares of common stock and 10 million shares of preferred stock.

Q:	When would the reverse stock split and reduction in authorized shares become effective?

A:

The consummation of the Amendment will be subject to a final decision by our Board of Directors and certain conditions, including completion of a review of the reverse stock split by the Financial Industry Regulatory Authority (FINRA). In the event that our Board of Directors determines, in its sole discretion, to effectuate the Amendment, we will file the Certificate of Amendment with the Delaware Secretary of State, which will cause the reverse stock split and reduction in authorized shares to become effective as of the date of filing.

Q:	What happens if the Proposal does not receive Consents from a majority of our stockholders?

A:	If the Proposal does not receive Consents from a majority of our stockholders, then we will be unable to effect the reverse stock split and our authorized shares will remain unchanged.

If we do not receive the approval for the reverse stock split, we also will be unlikely to meet the minimum bid price standard required in order to uplist our common stock onto a national securities exchange in the foreseeable future. This may preclude our ability to access capital from certain institutional and other investors who would not invest in an unlisted stock. Certain institutional and other investors also may not be willing to invest in a “penny stock” (an unlisted stock that has a market price of less than $5.00 per share).

Q:	Will there be a meeting of stockholders to consider the Proposal?

A:

No. We will not hold a meeting of stockholders. We are incorporated in the State of Delaware. In accordance with our Certificate of Incorporation and Section 228 of the DGCL, our stockholders are permitted to take action without a meeting if consents in writing, setting forth the action so taken, are given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Q:	What vote is required to approve the Proposal?

A:	The Proposal must receive Consents from holders of at least a majority of the issued and outstanding shares of our common stock on the Record Date, which represents 18,352,320 shares.

Q:	What is difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Shares registered in your name. If your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered to be, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, you are receiving this Consent Solicitation Statement and the Consent directly.

Shares held in street name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name,” and this Consent Solicitation Statement is being forwarded to you by your broker, bank, trust or nominee, which is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, trust or nominee to provide your Consent or to withhold Consent to the Proposal. Your broker, bank, trust or nominee has enclosed an instruction card for you to use in directing the broker, bank, trust or nominee regarding whether to Consents or to withhold Consent to the Proposal. Your broker, bank, trust or nominee will only be able to vote your shares with respect to the Proposal set forth herein if you have instructed them to provide your Consent. Please instruct your broker, bank, trust or nominee to provide the Consent by returning your completed written Consent or instruction form to your broker, bank, trust or nominee and contact the person responsible for your account to ensure that your vote can be counted. If your broker, bank, trust or nominee permits you to provide instructions via facsimile, the Internet or by telephone, you may instruct them to provide or withhold the Consent that way as well.

Q:	How do I provide my Consent?

A:	Shares registered in your name. If you are a stockholder of record, you may provide your Consent using any of the following methods:

●

Consent Card—You may Consent to the Proposal by signing and dating the enclosed Consent and mailing it to our stock transfer agent, VStock Transfer, LLC, in the enclosed envelope or via facsimile transmission at the number identified on the Consent.

●

Internet—If you have Internet access, you may submit your Consent from any location in the world 24 hours a day, 7 days a week. Have your Consent card with you when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

Shares held in street name. If you are a beneficial or street name holder, your shares are held in the name of a broker, bank, trust or other nominee as a custodian, and this Consent Solicitation Statement and the accompanying notice were forwarded to you by that organization. You have the right to direct your broker, bank, trust or other nominee to provide or withhold the Consent by completing the instruction form provided by your custodian.

Q:	What if I do not return the Consent or fail to provide instructions to my custodian?

A:

Because the Proposal requires the written Consent of the holders of a majority of the outstanding shares of our common stock, your failure to respond will have the same effect as voting AGAINST the Proposal.

Q:	Can I vote against the Proposal?

A:

We are not holding a meeting of our stockholders, so there will be no FOR or AGAINST vote. However, because each Proposal requires the affirmative Consents of the holders of a majority of our outstanding common stock, simply not delivering an executed Consent or instructions to your broker, bank, trust or nominee in favor of the Proposal will have the same effect as a vote AGAINST the Proposal if it were being considered at a meeting of stockholders.

Q:	Can I revoke my Consent after I have delivered it?

A:

Shares registered in your name. If you are a stockholder of record, then you may revoke your Consent at any time prior to the time that we receive a sufficient number of Consents to approve the Proposal. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the Consent previously given is no longer effective. The revocation should be sent to us at Sun BioPharma, Inc., c/o VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Shares held in street name. If you are a beneficial or street name holder, your shares are held in the name of a broker, bank, trust or other nominee as a custodian, and you should follow the instructions provided by your broker, bank, trust or other nominee, provided that such revocation is made prior to the time that we receive a sufficient number of written Consents to approve the Proposal set forth herein.

Q:	By what date does the Company need to receive a sufficient number of Consents?

A:

Under Section 228(c) of the DGCL, the Consents will remain in effect until a sufficient number of Consents are received by us to take the actions proposed herein. However, such Consents will not remain effective if Consents of at least a majority of the issued and outstanding shares of our common stock on the Record Date are not received within 60 days of the earliest dated Consent delivered.

Q:	Is my Consent confidential?

A:

All Consents and all tabulations that identify an individual stockholder are confidential. Your Consent will not be disclosed except to allow tabulation of the shares covered by valid Consents; and to meet applicable legal requirements.

Q:	What does it mean if I get more than one Consent?

A:	Your shares are most likely registered in more than one account. You should follow voting instructions for all Consents that you receive.

Q:	How is this consent solicitation being conducted?

A:

We will pay the cost of soliciting Consents. In addition to solicitation by the use of the mails, certain of our directors, officers and employees may solicit Consents by telephone, email or personal contact, and have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and may reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials. To effectuate the Amendment we will pay all necessary expenses associated with filing of the Certificate of Amendment with the Secretary of State of the State of Delaware and submission of the proposed reverse stock split to FINRA for its review.

PROPOSAL

Holders of common stock of the Company as of the Record Date are requested to approve the following Proposal:

To amend the Certificate of Incorporation of Sun BioPharma, Inc., as amended from time to time, to effect a reverse stock split of the company’s common stock at a ratio of one-for-ten (1:10) and reduce the shares authorized for issuance by 50%, with such reverse stock split and reduction in authorized shares to be effective at such date and time, if at all, as determined by the board of directors of the company in its sole discretion.

On July 17, 2017, our Board adopted a resolution declaring the reverse stock split, reduction in authorized shares, and corresponding Amendment to be advisable and in the best interests of the Company and its stockholders and directing that the reverse stock split, reduction in authorized shares, and Amendment be submitted to stockholders of the Company entitled to vote thereon for their approval.

The Board currently intends to effect the reverse stock split in order to increase the per share trading price of our common stock, which is currently trading on the over-the-counter markets, primarily through the OTCQB marketplace, to a level sufficiently above the minimum bid price standard required for initial listing on a national securities exchange, such as The Nasdaq Capital Market or the NYSE MKT. The reduction in authorized shares is intended to reduce our state tax obligations while retaining our ability to issue additional shares, as appropriate.

Provided that we receive stockholder approval of the Proposal, the reverse stock split and reduction in authorized shares would become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The exact timing of the filing of the Certificate of Amendment will be determined by the Board, in its sole discretion, based upon its evaluation of when such action will be advantageous to the Company and our stockholders.

The Board reserves the right, notwithstanding any approval of the Proposal by the stockholders, and without further action by our stockholders, to elect not to proceed with the Amendment if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that either the reverse stock split or the reduction in authorized shares is no longer in the best interests of the Company and our stockholders, or for any other reason.

A principal effect of the reverse stock split will be to decrease the number of outstanding shares of our common stock by approximately 90% from 36,704,639 to approximately 3,670,400. Except for de minimis adjustments that may result from the treatment of fractional shares as described below, the reverse stock split will not have any dilutive effect on our stockholders, since each stockholder would hold the same percentage of our common stock outstanding immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The relative voting and other rights that accompany the shares of common stock would not be affected by the reverse stock split.

Although the reverse stock split will not have any dilutive effect on our stockholders, the reverse stock split would reduce our outstanding shares of common stock by approximately 90% while the authorized capital shares would be only reduced by 50%. The resulting authorized and unissued shares of capital stock available after the reverse split could give our Board the authority to issue additional shares which would result in greater proportionate dilution to existing stockholders than would have been possible given the authorized and unissued shares available prior to filing the Amendment.

Reasons for the Proposal

As noted above, the Board’s primary objective in proposing the reverse stock split is to enable the Company to raise the per share trading price of our common stock, which is currently trading on the over-the-counter markets, primarily through the OTCQB marketplace, to allow for an application to uplist our common stock on a national securities exchange, provided that at the time we submit our listing application, we satisfy the other listing criteria. Upon receiving stockholder approval, the Board may, in its sole discretion, file the Certificate of Amendment with the Secretary of State of the State of Delaware. Thereafter, the Board may, in its sole discretion, seek to obtain approval for listing on a national securities exchange.

Our Board believes that the reverse stock split, and any resulting increase in the per share price of our common stock, likely would enhance the acceptability and marketability of our common stock to the financial community and investing public allowing current shareholders to benefit from greater liquidity and improve the Company’s access to capital. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks, particularly stocks categorized as “penny stocks. “Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.

In light of the reverse stock split, our Board believes that the number of shares of our capital stock that is currently authorized (200 million shares of common stock and 20 million shares of preferred stock) would provide more available shares than would likely be required for our reasonably foreseeable needs. Our Board is mindful of the potential negative effects of a large number of authorized but unissued shares of common stock. The availability of a substantial number of authorized but unissued shares of common stock could, under certain circumstances, discourage or make more difficult efforts to obtain control of our Company. Further, because the amount of a Delaware corporation’s franchise tax fees is based on the number of authorized shares of its capital stock. Reducing the authorized shares of our capital stock will have the immediate effect of reducing our Delaware franchise tax obligations. Our Board believes the number of shares of common stock should be reduced by 50% to 100 million shares, and the number of shares of authorized preferred stock should be similarly reduced to 10 million shares.

Our Company will need to obtain additional funds to continue its operations and execute its current business plans, including completing the current Phase 1 clinical trial, planning for required future trials and pursuing regulatory approvals in the United States, the European Union and other international markets. We have been successful in the past in obtaining the necessary capital to support our operations principally through the sale of convertible debt and equity securities and we intend to seek additional financing through similar means before the end of the fiscal year. However, we have no current plans, agreements or arrangements, written or oral, to issue any of the authorized shares of capital stock that will be available as a result of the reverse stock split, if the Proposal is approved. If and when we do seek additional financing, there is no assurance that we will be able to obtain it under commercially reasonable terms and conditions, or at all. That risk would increase if our clinical data is inconclusive or not positive or economic conditions worsen in the market as a whole or in the pharmaceutical or biotechnology markets individually.

Neither our Board nor the Company has proposed the reverse stock split or reduction in authorized shares in response to any effort, nor are we aware of any such effort, to accumulate our shares of common stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders. Further, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Further, the Board is not aware of any attempt, or contemplated attempt, to acquire control of our Company or to pursue a “going private transaction.”

We do not believe that our officers or directors have interests in the Proposal that are different from or greater than those of any other of our stockholders.

Potential Disadvantages of the Proposal

While we believe that the reverse stock split would be in the best interests of the Company and its stockholders, we cannot assure you that the reverse stock split, by itself, will be sufficient to allow us to accomplish our objective to obtain a listing on a national securities exchange. While we expect that the reduction in the number of outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that after the reverse stock split the market price of our common stock will increase proportionately to reflect the ratio of the reverse stock split, that the market price of our common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the reverse stock split or that we will satisfy the other listing criteria or will be able to obtain a listing on any national securities exchange, or to maintain such listing for any meaningful period of time.

The price of our common stock is dependent upon many factors, including the results of our clinical trials, business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the reverse stock split, then the value of our Company as measured by our market capitalization will be reduced, perhaps significantly.

The number of shares held by each individual stockholder would be reduced if the reverse stock split is implemented. This may also reduce the number of stockholders who hold more than a “round lot,” or 100 shares. This has two disadvantages. For example, decreasing our number of round lot shareholders may impair our ability to comply with the rules of The Nasdaq Capital Market, which requires companies applying for listing to have at least 300 round lot stockholders. Additionally, the transaction costs to stockholders selling “odd lots” are typically higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their shares.

Although our Board believes that the decrease in the number of shares of our common stock outstanding as a consequence of the reverse stock split and the anticipated increase in the market price of our common stock would likely encourage interest in our common stock and promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.

Our Board believes that 100 million authorized shares of common stock will be sufficient for our expected purposes for the foreseeable future. However, these expectations could turn out to be wrong and we may require additional authorized shares sooner than we expect. In that case, we would be required to obtain the approval of our stockholders to effect an increase to our authorized shares. Any such increase to our authorized shares may require us to solicit consents or proxies and hold a vote at an annual or special meeting of our stockholders. The stockholder meeting process can be costly and time-consuming and is subject to a variety of SEC rules that implement waiting periods throughout the process, which could prevent us from obtaining any increase to our authorized shares in a timely manner. Moreover, our stockholders may not approve any proposal to increase our authorized shares. Either of these outcomes could cause us to forego opportunities that we believe to be valuable or prevent us from using equity for compensation or other corporate purposes, which could limit our flexibility and prospects.

Effecting the Amendment

Upon receipt of stockholder approval for the Proposal, if our Board concludes, in its sole discretion, that it is in the best interests of our Company and our stockholders to effect the reverse stock split and reduction in authorized shares, then the Certificate of Amendment will be filed with the Secretary of State of the State of Delaware. The actual timing of the filing of the Certificate of Amendment will be determined by our Board. Notwithstanding stockholder approval, if at any time prior to the filing of the Certificate of Amendment, the Board deems the reverse stock split or reduction in authorized shares to no longer be in the best interests of our Company and our stockholders, the Board may abandon this effort, without further action by our stockholders. The reverse stock split will be effective as of the date of filing with the Secretary of State of the State of Delaware or at such time and date as may be specified in the Certificate of Amendment (the “Effective Time”).

Upon the filing of the Certificate of Amendment, without further action on our part or on the part our stockholders, the outstanding shares of common stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of common stock based on the a reverse stock split ratio of one-for-ten (1:10). For example, if you presently hold 10,000 shares of our common stock, you would hold 1,000 shares of our common stock following the reverse stock split.

Effect of the Amendment on Registration, Voting Rights and Authorized Shares

The reverse stock split will affect all stockholders equally and will not affect any stockholder’s proportionate equity interest in the Company. None of the rights currently accruing to holders of our common stock will be affected by the reverse stock split. If and when our Board elects to effect the reverse stock split, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock based on the split ratio.

Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split.

The Amendment, in connection with the reverse stock split, would also reduce the number of authorized shares of our capital stock as follows: the authorized number of shares of our common stock and preferred stock will be reduced by 50% to 100 million and 10 million, respectively. As a result, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease, and the resulting authorized and unissued shares of common stock available for issuance after the reverse split may be used at such times and for such purposes as our Board may deem advisable without further action by our stockholders, except as required by applicable laws and regulations. In accordance with our Certificate of Incorporation and the DGCL, our stockholders do not have any preemptive rights to purchase or subscribe for any of our unissued shares.

Our Company will need to obtain additional funds to continue its operations and execute its current business plans, including completing the current Phase 1 clinical trial, planning for required future trials and pursuing regulatory approvals in the United States, the European Union and other international markets. We have been successful in the past in obtaining the necessary capital to support our operations principally through the sale of convertible debt and equity securities and we intend to seek additional financing through similar means before the end of the fiscal year. However, we have no current plans, agreements or arrangements, written or oral, to issue any of the authorized shares of capital stock that will be available as a result of the reverse stock split, if the Proposal is approved. If and when we do seek additional financing, there is no assurance that we will be able to obtain it under commercially reasonable terms and conditions, or at all. That risk would increase if our clinical data is inconclusive or not positive or economic conditions worsen in the market as a whole or in the pharmaceutical or biotechnology markets individually.

Effects of the Reverse Stock Split on Issued and Outstanding Shares of Common Stock

At the time that the reverse stock split is effectuated, shares of our common stock issued and outstanding will be proportionately decreased based on the split ratio. Ten shares of existing common stock will be combined into one new share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced. For example, as of August 2, 2017, we had 36,704,639 shares of common stock outstanding. Without giving effect to any fractional shares that may be eliminated as a part of the reverse stock split, approximately 3,670,463 shares of common stock would be outstanding after giving effect to the reverse stock split. However, as described below, holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-reverse stock split shares of our common stock outstanding and, to the extent there are currently stockholders who would otherwise receive less than one share of common stock after the reverse stock split, may also reduce the number of holders of our common stock.

Effect on Par Value and Loss per Share

The par value per share of the common stock will remain unchanged at $0.001 per share after the reverse stock split. As a result, on the Effective Time of the reverse stock split the stated capital on our balance sheet, which is the number of shares outstanding multiplied by the $0.001 par value, will be reduced proportionately, based on the split ratio, from its present amount and the additional paid-in capital account will be increased by the amount that the stated capital is reduced.

After the reverse stock split, net income or loss per share and other per share amounts will be increased proportionally because there will be fewer shares of our common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split.

Effect on the Company’s Equity Incentive Plans

As of the Record Date, we had approximately 3,896,000 shares subject to stock options under our 2016 Omnibus Incentive Plan (the “2016 Plan”) and 2,943,600 shares subject to stock options under our 2011 Stock Option Plan (the “2011 Plan”).

Under the 2016 Plan, the Compensation Committee of the Board of Directors has sole discretion to determine the appropriate adjustment to the awards outstanding in the event of a stock split. Should the reverse stock split be effectuated, the number and class of shares underlying shares authorized to be granted or granted and the price per share payable upon exercise of an award, as applicable, would be equitably adjusted to reflect such changes. The Board has approved proportionate adjustments to the number of shares underlying awards outstanding and available for issuance and proportionate adjustments to the exercise price relating to any such awards.

Under the 2011 Plan, the outstanding awards granted thereunder are automatically adjusted in the event of a stock split. Should the reverse stock split be effectuated, the number of shares underlying awards granted under the 2011 Plan, and the price per share payable upon exercise of such an awards would be equitably adjusted to reflect such changes.

Accordingly, if the Proposal is approved by stockholders, upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price relating to all outstanding equity awards under the 2016 Plan and 2011 Plan will be proportionately adjusted using the split ratio and fractional shares, if any, will be truncated.

The Compensation Committee is also authorized to effect any other changes necessary, desirable or appropriate to give effect to the reverse stock split, including any applicable technical, conforming changes to our 2016 Plan or 2011 Plan. For example, the 11,104,000 shares that remained available for issuance under the 2016 Plan as of the Record Date would be adjusted to 1,110,400 shares, subject to increase as and when awards made under such Plan expire or are forfeited and are returned per the terms of the 2016 Plan. In addition, under that example, the exercise price per share for each outstanding stock option would be increased by ten times, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For illustrative purposes only, an outstanding stock option for 10,000 shares of common stock, exercisable at $1.00 per share, would be adjusted into an option exercisable for 1,000 shares of common stock at an exercise price of $10.00 per share.

Effect on our Outstanding Warrants

If the reverse stock split is effectuated, the number of shares of our common stock that may be purchased upon exercise of outstanding warrants and the exercise prices for these securities will be ratably adjusted in accordance with their terms as of the Effective Time. Thus, if the reverse stock split is effectuated, the number of shares of common stock issuable upon exercise of any outstanding warrant will automatically be reduced in the same ratio as the reduction in the number of shares of outstanding common stock. Correspondingly, the per share exercise price will be increased in direct proportion to the stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares underlying warrants will remain unchanged.

Effect on our Outstanding Convertible Promissory Notes

Our convertible notes are convertible into shares of common stock or other securities of the Company upon the occurrence of a Qualified Financing, including the sale of equity securities or a strategic partnership, raising gross proceeds of at least $2.0 million on or before the maturity of the 2017 Notes or upon the request of a holder of any 2017 Note at a fixed conversion rate of $1.01 per share. If the reverse stock split is effectuated, holders of the convertible notes retain the right to convert at a conversion price determined by applying a discount to the price of the common stock or securities sold in the Qualified Financing. As such the number of shares of our common stock into which the convertible notes may be converted in connection with a Qualified Financing would be unaffected by the reverse stock split. However, the fixed conversion price which may be elected by holders of the convertible notes will be increased in direct proportion to the stock split ratio.

Effect on Registration and Stock Trading

Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. If our common stock becomes listed on a national securities exchange, we would file a short form registration statement for our common stock to be registered under Section 12(b) of the Exchange Act. We currently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the reverse stock split, except to have our common stock moved from a registration pursuant to Section 12(g) to Section 12(b) under the Exchange Act.

Effect on Registered and Beneficial Holders

Upon completion of the reverse stock split, if you hold registered shares of pre-split common stock in a book-entry form, you do not need to take any action to receive your shares of post-split common stock in registered book-entry form. On or after the Effective Time, the Company’s transfer agent may be instructed to send a transaction statement to your address of record as soon as practicable after the Effective Time indicating the number of shares of post-split common stock you hold.

If any stockholders of record hold their shares of our Common stock in certificate form, upon completion of the reverse stock split they may receive a transmittal letter from the Company’s transfer agent after the effective time of the reverse stock split. The transmittal letter would be accompanied by instructions specifying how to exchange your certificate representing the pre-split common stock for a statement of holding or a certificate of post-split common stock. No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any pre-split certificate, except that if any post-split certificate is to be issued in a name other than that in which the pre-split certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer. Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Stockholders who hold shares in street name through a nominee (such as a bank, broker or trust) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the reverse stock split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

Fractional Shares

The Company does not intend to issue fractional shares in connection with the reverse stock split. Holders of record of our common stock who otherwise would be entitled to receive fractional shares because they hold, as of a date prior to the Effective Time, a number of shares of our common stock not evenly divisible by 10 will be entitled to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the most recent sale price per share of the Common Stock as reported by OTC Markets Group, Inc. as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Holders of our common stock should be aware that, under the escheat laws of the various jurisdictions where our stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, holders of our common stock otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

As of the Record Date, we had 185 holders of record of our common stock (although we have significantly more beneficial holders). We do not expect the reverse stock split to result in a significant reduction in the number of record holders.

Anti-Takeover and Dilutive Effects

The purpose of reducing our authorized common stock by only 50% after the reverse stock split is to reduce our potential Delaware franchise tax obligation while preserving sufficient authorized shares to facilitate our ability to raise additional capital to support our operations. The reduction in our authorized common stock is not to intended to establish any barriers to a change of control or acquisition of our Company. The shares of common stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable.

In addition, given that the reverse stock split reduces our outstanding shares of common stock by approximately 90% while the authorized capital shares would be only reduced by 50%, the resulting authorized and unissued shares of capital stock available after the reverse split may give our Board the authority to issue additional shares which would result in greater proportionate dilution to existing stockholders than would have been possible given the authorized and unissued shares available prior to filing the Amendment. Our Board may issue shares of our capital stock from time to time without delay or further action by the stockholders except as may be required by applicable law or exchange rules. The reverse stock split is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued common stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

No Appraisal Rights

Under the DGCL, our stockholders are not entitled to appraisal or dissenter’s rights with respect to the reverse stock split, and we will not independently provide our stockholders with any such rights.

Financial Information

Our audited consolidated financial statements and accompanying notes filed with our Annual Report on Form 10-K for the year ended December 31, 2016, (our “Annual Report”), are incorporated herein by reference.

Our unaudited condensed consolidated interim financial statements and accompanying notes filed with our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017 and for the period ended June 30, 2017 (our “Quarterly Reports”), are incorporated herein by reference.

Item 7 of Part II of our Annual Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

Item 2 of Part I of our Quarterly Reports “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are incorporated herein by reference.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to (i) holders of our common stock that hold such stock as a capital asset for U.S. federal income tax purposes and (ii) to us. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than U.S. federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of our common stock who is not a U.S. Holder.

U.S. Holders

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period (i.e. acquired date) in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder who receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the Effective Time. Long-term capital gains of non-corporate U.S. Holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a federal Medicare contribution tax.

Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers (in the case of individuals, their social security number) in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Non-U.S. Holders who exchange shares of our common stock pursuant to the reverse stock split generally should be subject to tax in the manner described above under “U.S. Holders,” except that any capital gain realized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of our common stock generally should not be subject to U.S. federal income or withholding tax unless:

●

the Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the U.S. for 183 days or more during the taxable year of the reverse stock split and meets certain other conditions;

●

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (or, if certain income tax treaties apply, is attributable to a Non-U.S. Holder’s permanent establishment in the U.S.); or

●

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the Effective Time, or the period that the Non-U.S. Holder held the shares of our common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation.

Individual Non-U.S. Holders who are subject to U.S. federal income tax because they are present in the United States for 183 days or more during the year of the reverse stock split will be taxed on gain recognized as a result of receiving cash in lieu of a fractional share of common at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to gain recognized as a result of receiving cash in lieu of a fractional share of common stock generally will be taxed on such gain in the same manner as if they were U.S. Holders and, in the case of foreign corporations, may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a Non-U.S. Holder pursuant to the reverse stock split if the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor the transfer agent has actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a Non-U.S. Holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Text of Proposed Amendment; Effectiveness

The text of the proposed Certificate of Amendment is set forth in Appendix B to this Consent Solicitation Statement. If and when effected by our Board, the Certificate of Amendment will become effective upon its filing with the Secretary of State of the State of Delaware.

Vote Required and Board Recommendation

Approval of the Proposal requires the affirmative vote of a majority of the issued and outstanding shares of common stock as of the Record Date. The Board recommends all stockholders deliver a Consent in favor of the Proposal in order to effect the reverse stock split and reduction in authorized shares as soon as possible.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of August 2, 2017 by (i) each of our named executive officers; (ii) each of our directors; (iii) all of our executive officers, directors and director nominees as a group; and (iv) each beneficial owner of 5% or more of our outstanding common stock. Ownership percentages are based on 36,704,639 shares of common stock outstanding as of the close of business on the same date.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge and subject to applicable community property laws, each of the holders of stock listed below has sole voting and investment power as to the stock owned unless otherwise noted. The table below includes the number of shares underlying options that are exercisable within 60 days from August 2, 2017. Except as otherwise noted below, the address for each director or officer listed in the table is c/o Sun BioPharma, Inc., 712 Vista Blvd #305, Waconia, Minnesota 55387.

Name	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Executive Officers and Directors
Michael T. Cullen	4,397,014	(a)	11.7%
David B. Kaysen	592,750	(b)	1.6%
Scott Kellen	267,750	(c)	*
Suzanne Gagnon	911,250	(d)	2.5%
Dalvir S. Gill	156,000	(e)	*
Jeffrey S. Mathiesen	156,000	(e)	*
J. Robert Paulson, Jr.	156,000	(e)	*
Paul W. Schaffer	1,400,144	(f)(g)	3.8%
D. Robert Schemel	3,876,836	(h)	10.5%
All directors and current executive officers as a group (9 persons)	11,913,744	(i)	30.0%

Ryan R. Gilbertson	6,153,899	(j)(g)	16.3%
1675 Neal Ave Delano, MN 55328
Paul M. Herron	2,454,860	(k)	6.7%
105 Cypress Lagoon Court Ponte Vedra Beach, FL 32082
Douglas M. Polinsky	2,002,723	(l)(g)	5.4%
328 Barry Ave S. #210 Wayzata, MN 55391
Clifford F. McCurdy, III	1,840,000		5.0%
15625 West Hwy 318 Williston, FL 326961

*	Less than 1 percent.
(a)	Includes 1,895,764 shares held by the Cullen Living Trust and 818,750 shares subject to stock options and 25,000 shares subject to warrants.
(b)	Includes 517,750 shares subject to stock options and 25,000 shares subject to warrants.
(c)	Includes 215,250 shares subject to stock options and 17,500 shares subject to warrants.
(d)	Includes 10,000 shares held by the Gagnon Family Trust, 456,250 shares subject to stock options and 15,000 shares subject to warrants.
(e)	Consists of 156,000 shares subject to stock options.
(f)

Includes 189,092 shares held by the Paul Shaffer Trust, 216,000 shares subject to stock options, 50,000 shares subject to warrants and an estimated 50,848 shares issuable upon the holder’s election pursuant to a convertible promissory note.

(g)

Upon a “qualified financing,” the convertible promissory note(s) beneficially owned would instead automatically convert into common stock at price of $1.01 per share or (if less) a price representing a 33% discount from either (a) the price per share of common stock (if any) offered in such financing or (b) the closing price of issuer common stock on the date the material terms of such financing are first publicly announced, subject to reporting person’s right to elect an alternate conversion into the securities then offered at a 10% discount to the price paid in such financing. Upon a corporate transaction, the convertible promissory note would automatically convert into common stock at a price equal to $30 million divided the number of issuer common stock then outstanding (calculated on a fully-diluted basis).

(h)	Includes 2,826,548 shares held by spouse and 156,000 shares subject to stock options.
(i)	Includes 2,885,500 shares subject to stock options, 132,500 shares subject to warrants and an estimated 50,848 shares issuable upon the holder’s election pursuant to a convertible promissory note.
(j)	Includes 800,000 shares subject to warrants and 280,000 shares held by Total Depth Foundation. Also includes an estimated 203,391 shares issuable upon the holder’s election pursuant to a convertible promissory note held by Northern Capital Partners I, LP., of which Mr. Gilbertson is the chief manager.
(k)	Includes 414,860 shares held jointly with spouse and 200,000 shares subject to warrants.
(l)	Includes 101,705 shares held jointly with spouse and an estimated 152,685 shares issuable upon the holder’s election pursuant to a convertible promissory note.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in the year 2018 that are requested to be included in the proxy statement for that meeting must be received by us at our principal executive office no later than December 28, 2017. We must receive any other stockholder proposals intended to be presented, and any director nominees for election, at the annual meeting of stockholders in the year 2018 at our principal executive office no earlier than February 6, 2018 and no later than March 8, 2018. Upon timely receipt of any such proposal we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

ADDITIONAL INFORMATION

Our annual reports on Form 10-K and quarterly reports on Form 10-Q, including our financial statements and the notes thereto, as filed with the SEC, are available on the SEC’s Internet site, www.sec.gov, and our corporate website, www.sunbiaopharma.com, under “Investor Relations.”

We will provide a copy of the annual report on Form 10-K for the fiscal year ended December 31, 2016 and any subsequent quarterly reports on Form 10-Q and/or the exhibits thereto upon written request and payment of specified fees. The written request for such Form 10-K and/or Exhibits should be directed to Scott Kellen, Chief Financial Officer and Secretary at:

Sun BioPharma, Inc. 712 Vista Boulevard #305 Waconia, Minnesota 55387

Such request must set forth a good faith representation that the requesting party was a holder of record or a beneficial owner of our common stock as of the Record Date.

ALL STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING CONSENT AND TO RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS MAY REVOKE ANY CONSENT IF SO DESIRED AT ANY TIME BEFORE THE COMPANY RECEIVES SUFFICIENT CONSENTS TO APPROVE THE PROPOSAL.

Appendix A

Sun BioPharma, Inc.
(Delaware corporation)

WRITTEN CONSENT OF THE STOCKHOLDERS
IN LIEU OF MEETING

The undersigned, being a holder of common stock, par value $0.001 per share (“Common Stock”) of Sun BioPharma, Inc., a Delaware corporation (the “Corporation”), as of  August 9, 2017, hereby takes the following action, in accordance with Sections 228 and 242 of the Delaware General Corporation Law, with respect to all shares of Common Stock held by the undersigned and regarding the Proposal set forth below, as the same is described in the Consent Solicitation Statement on Schedule 14A, dated August 22, 2017 (the “Statement”).

The Board of Directors recommends that stockholders CONSENT to the following resolutions.

WHEREAS, the Corporation’s Board of Directors (the “Board”) has determined that it is advisable and in the best interests of the Corporation and its stockholders to amend the Corporation’s Certificate of Incorporation (the “Charter”) to (a) effect a one-for-ten (1:10) reverse stock split, such that every holder of Common Stock as of the Effective Date (as defined below) will receive one share of Common Stock for every ten shares of Common Stock then held (the “Reverse Stock Split”) and (b) reduce the number of shares of capital stock authorized for issuance by 50% (the “Share Reduction”).

RESOLVED, that the Reverse Stock Split and Share Reduction be, and each hereby is, adopted and approved.

RESOLVED, that the form and substance of the Certificate of Amendment to the Certificate of Incorporation in substantially the form set forth in Exhibit B to the Statement (the “Certificate of Amendment”), be and hereby is, authorized, approved and adopted in all respects, with such additions, deletions or modifications, not inconsistent herewith, as the Chief Executive Officer or the Chief

RESOLVED, that, at any time prior to the date the Certificate of Amendment becomes effective (the “Effective Date”) the Board may abandon the amendment of the Charter and determine not to file a Certificate of Amendment, even though the amendment may have been approved by the stockholders of the Corporation, if the Board, in its discretion, determines that either (i) the Reverse Stock Split or Share Reduction is no longer in the best interests of the Corporation or its stockholders or (ii) the Conditions can no longer be satisfied.

(Check ONE option below)
☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)

INSTRUCTIONS: TO CONSENT OR WITHHOLD CONSENT TO THE APPROVAL OF THE PROPOSAL, CHECK THE APPROPRIATE BOX ABOVE. IF NO BOX IS MARKED ABOVE WITH RESPECT TO EACH PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.

[Signatures and Instructions for Return on Reverse]

MAIL: Mark, sign and date your Consent and return it in the postage-paid envelope we have provided or return it to Sun BioPharma, Inc., c/o VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

INTERNET: Visit https://www.vstocktransfer.com/proxy and log-on using your control number.

FACSIMILE: Mark, sign and date your Consent and return it via fax to +1 (646) 536-3179.

Dated:

[print name of record stockholder as set forth on stock certificate or in the books of the Corporation]	[signature of record stockholder or person authorized to sign on behalf of record stockholder]

[title or authority of authorized person, if applicable]	[signature, if held jointly]

A-1

Appendix B

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SUN BIOPHARMA, INC.

Sun BioPharma, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the corporation’s Certificate of Incorporation adopted by the Certificate of Merger filed with the Secretary of State on May 25, 2016 (the “Certificate of Incorporation”).

2.	Section 4.1 of Article 4 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

4.1

AUTHORIZED CAPITAL STOCK. The Corporation is authorized to issue one hundred and ten million (110,000,000) shares of capital stock, of which one hundred million (100,000,000) shares will be shares of common stock, par value $0.001 per share (the “Common Stock”), and ten million (10,000,000) shares will be shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each ten (10) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock will be entitled to receive cash (without interest or deduction) from the Corporation's transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the most recent sale price per share of the Common Stock as reported by OTC Markets Group, Inc. as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), will thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate will have been combined, subject to the elimination of fractional share interests as described above

3.	This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation will remain in full force and effect.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by the authorized officer named below, this ___ day of _________, 2017.

By:	[SPECIMEN]
Name:
Its:

B-1

CONSENT ON INTERNET
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CONTROL #

* SPECIMEN *	CONSENT BY FAX Mark, sign and date this consent card and fax it to (646) 536-3179
1 MAIN STREET
ANYWHERE PA 99999-9999	CONSENT BY MAIL Mark, sign and date this consent card and return it in the envelope we have provided.

Please Mark, Date, Sign and Return Promptly in the Enclosed Envelope.

Notice of Consent Solicitation - Sun BioPharma, Inc. Common Stock

DETACH PROXY CARD HERE TO VOTE BY MAIL

The Board of Directors recommends that stockholders CONSENT to the following resolutions.

WHEREAS, the Corporation's Board of Directors (the "Board") has determined that it is advisable and in the best interests of the Corporation and its stockholders to amend the Corporation's certificate of Incorporation (the "Charter") to (a) effect a one-for-ten (1:10) reverse stock split, such that every holder of Common Stock as of the Effective Date (as defined Below) will receive one share of Common Stock for every ten shares of Common Stock then held (the "Reverse Stock Split") and (b) reduce the number of shares of capital stock authorized for issuance by 50% (the " Share Reduction").

RESOLVED, that the Reverse Stock Split and Share Reduction be, and each hereby is, Adopted and approved.

RESOLVED, that the form and substance of the Certificate of Amendment to the Certificate of Incorporation in substantially the form set forth in Exhibit B to the Statement (the " Certificate of Amendment"), be and hereby is, authorized, app Executive Officer of the Chief.

RESOLVED, that, at any time prior to the date the Certificate of Amendment becomes effective (the "Effective Date") the Board may abandon the amendment of the Charter and determine not to file a Certificate of Amendment, even though the amendment may have been approved by the Stockholders of the Corporation, if the Board, in its discretion, determines that either (i) the Reverse Stock Split or Share Reduction is no longer in the best interests of the Corporation or its stockholders or (ii) the Conditions can no longer be satisfied.

(Check ONE option below)

CONSENT (FOR)	CONSENT WITHHELD (AGAINST)

Date	Signature	Signature, if held jointly

To change the address on your account, please check the box at right and indicate your new address.

* SPECIMEN *	AC:ACCT999	90.00

Sun BioPharma, Inc.

Notice of Consent Solicitation

August 22, 2017

SUN BIOPHARMA, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a holder of record of shares of common stock, par value $0.001 per share (the “Common Stock”) of Sun BioPharma, Inc. (the “Corporation”) as of August 9, 2017 (the record date established for the purpose of determining the stockholders entitled to consent hereto), hereby takes the following action, in accordance with the Bylaws of the Corporation, as amended from time to time, and pursuant to Sections 228 and 242 of the Delaware General Corporation Law, with respect to all shares of Common Stock held by the undersigned with respect to the Proposal set forth below, as the same is described in the Consent Solicitation Statement on Schedule 14A dated August 22, 2017. (the “Statement”)

By signing and returning this Action by Written Consent, the undersigned stockholder will be deemed to have voted all shares of capital stock owned by the undersigned in the manner directed above with respect to the proposed amendment. If the undersigned stockholder signs and returns this consent but does not check a box, the undersigned will be deemed to have consented FOR approval of the proposed amendment.

The Board of Directors of the Corporation Recommends that stockholders CONSENT to the adoption of the following resolutions:

(Continued and to be signed on Reverse Side)